EXHIBIT 22

         RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
             SUBSIDIARIES OF THE REGISTRANT

                                                     Percentage
                                  State or           of Voting
                                Jurisdiction         Securities
                              of Incorporation         Owned
                              ----------------       ----------

Florida Communities, Inc.        Florida                100%
Ridgewood Orlando, Inc.          Florida                100%
Ridgewood Georgia, Inc.          Georgia                100%
Wesley Hotel Group, Inc.         Georgia                100%
Florida Beta Hotel Corp.         Florida                100%
California Zeta Hotel Corp.      California             100%
California Eta Hotel Corp.       California             100%

The foregoing subsidiaries are included in the consolidated financial statements of the Company.